EXHIBIT 10.2

FY18 Executive Incentive Plan, as Amended

1.	Purpose: The FY18 Executive Incentive Plan (the "FY18 Plan") is designed to reward key management for achieving certain financial and business objectives.

2.	Plan Period: The FY18 Plan covers the period from September 30, 2017 through September 28, 2018.

3.
Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4.
Incentive Targets: Participants are eligible to earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

Name	Incentive At Nominal	Incentive At Target	Incentive At Stretch
CEO	80%	160%	320%
CFO	45%	90%	180%
Other SVP/VPs	35%	70%	140%
Special Participants	TBD	TBD	TBD

5.	Metrics: The performance metrics for FY18 are as follows:

Company Metric	Nominal	Target	Stretch
Revenue ($M)	REDACTED	REDACTED	REDACTED
Operating Income $[1]	REDACTED	REDACTED	REDACTED
[1] After incentive

Performance periods are annual. The individual metrics above are for normal operations and any changes or adjustments to the performance metrics (or metric weightings) to take account of extraordinary, unusual, or special items (e.g., restructurings, acquisitions and/or dispositions) will be made in the sole discretion of the Compensation Committee.

Metrics will be weighted based on corporate performance for FY18 as follows:

	Corporate
	Revenue	OI$
All Executives	50%	50%

6.
How the Plan Works: Upon completion of the Fiscal Year, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to the named participants of the plan. The Committee will review the recommendations and approve the actual amount to be paid to each participant. The Committee will rely upon the CEO for the appropriate distribution of the authorized incentive pool. All incentive award payments under the FY18 Plan, if earned, will be paid by March 15th of the calendar year following the end of the fiscal year in which the performance occurs.

7.
Administration: Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company’s financial performance, the following terms apply.

◦	No incentive award will be paid unless the Company meets its threshold operating income goal (in dollars) after accounting for any incentive award payments.

◦
Incentive payments will be processed in a timely manner at the completion of the performance period. Skyworks’ CEO, subject to approval by the Compensation Committee, retains discretion to award below nominal or above Stretch and to modify all individual incentive payments to ensure equitable distribution of incentives; such modifications may include, but are not limited to, the delivery of equity or similar instruments in lieu of cash payments.

◦
Any payout shall be conditioned upon the Participant’s employment by the Company on the date of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability.

◦
Any payments made under this Plan will be subject to the provisions of the compensation clawback policy that Skyworks implements to comply with applicable law following the SEC’s adoption of final rules related to compensation clawback policies as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8.	Taxes: All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks’ benefits program.